Exhibit 99.1

Contact:    Gary Levine
Chief Financial Officer
CSP Inc.
Tel: 978.663.7598 ext. 1200
Fax: 978.663.0150

CSP Inc. Reports Second-Quarter Fiscal 2013 Financial Results

Board Raises Quarterly Dividend to $0.10 Per Share From $0.03 Per Share

BILLERICA, MA, May 8, 2013 - CSP Inc. (NASDAQ: CSPI), a provider of IT solutions, systems integration services and dense cluster computing systems, today reported financial results for the second quarter of fiscal 2013 ended March 31, 2013.

The Company also announced that its board of directors has voted to increase its quarterly dividend to $0.10 per share from $0.03 per share beginning with the third -quarter dividend payment. The dividend is payable June 3, 2013 to shareholders of record May 24, 2013.
Management Comments
“We performed well in the second quarter with revenues increasing 36% and net income up 67%,” said Victor Dellovo, CSP Inc. president and chief executive officer. “All of our top and bottom-line growth came from the Service and Systems Integration segment as our Systems segment continues to experience significant market headwinds.”

“At our Systems segment, revenue was up from the year-ago quarter also up from the sequential first fiscal quarter due to strong sales to international customers,” said Dellovo. “Gross margin in the quarter was significantly lower year over year as we received $2.0 million in royalty revenue from Lockheed Martin related to the E-2D aircraft a year ago and recorded no royalty revenue this year. The sequester and continuing resolution is having a negative effect on our Systems segment performance and we expect that to continue in the near term. Multicomputer parts for Lot 1 of full-rate production for the E-2D are on order and we expect to ship them during the current fiscal year.”

“Our Service and Systems Integration segment turned in another excellent quarter, with revenues increasing 39% year over year,” added Dellovo. “Sales were driven by strong demand at our US subsidiary as well as by solid growth in Germany. During the past several quarters we have been enhancing our marketing efforts, working with manufacturers to obtain sales leads, and adding to our sales force. As a result, a significant portion of our growth this quarter came from new customers.”

“Looking toward the second half of the year, while we expect a difficult comparison with fiscal 2012 at our Systems segment, Service and Systems Integration continues to perform very well and is demonstrating the strength of our business diversity. We will continue to execute on our growth strategy, including cross sell-selling between our segments and within MODCOMP, which we believe provides us with long-term opportunities for profitable growth,” concluded Dellovo.
Financial Results

For the second quarter of fiscal 2013, revenue increased 36% year over year to $25.8 million. For the first six months of fiscal 2013, revenue increased 16% year over year to $46.7 million. Foreign exchange had

Exhibit 99.1

no effect on revenue for the three-month period and a negative $200,000 effect on revenue for the six-month period.

Gross margin for the second quarter decreased to 22% from 25% in the second quarter of fiscal 2012, primarily due to a lower mix of sales from the Systems business, including reduced royalty revenues. Gross margin for the first half of fiscal 2013 was 21% compared with 24% in the prior-year period.

Net income for the second quarter increased to $740,000, or $0.21 per diluted share, compared with net income of $442,000, or $0.13 per diluted share, in the second quarter of fiscal 2012. Net income for the first six months of fiscal 2013 was $855,000, or $0.25 per diluted share, compared with $903,000, or $0.26 per diluted share in the first six months of fiscal 2012.

Cash and short-term investments decreased from $20.5 million at fiscal year end to $15.3 million at the end of the second quarter of 2013, due primarily to higher accounts receivable. The increase in accounts receivable is the result of a greater mix of revenues from large customers with extended payment terms. The Company also paid out about $700,000 in dividends in the first half of the year. CSP's cash position may vary significantly from quarter to quarter due to the high working capital requirements needed to fund large projects at both its Systems and its Services and Systems Integration segments.

Conference Call Details
CSP Chief Executive Officer Victor Dellovo and Chief Financial Officer Gary W. Levine will host a conference call at 10:00 a.m. (ET) today to review CSP's financial results and provide a business update. To listen to a live webcast of the call, please visit the “Investor Relations” section of the Company's website at www.cspi.com. Individuals may also listen to the call via telephone, by dialing (877) 407-5790 or (201) 689-8328. For interested parties unable to participate in the live call, an archived version of the webcast will be available for approximately one year on CSP's website.

About CSP Inc.
Based in Billerica, Massachusetts and founded in 1968, CSP Inc. and its subsidiaries develop and market IT integration solutions and high-performance computer systems to meet the diverse requirements of our industrial, commercial, and defense customers worldwide.

CSP's Systems segment includes the MultiComputer Division, which designs and manufactures commercial high-performance computer signal processing systems for a variety of complex real time applications in defense and commercial markets.  The Company's MODCOMP Inc. subsidiary, also part of its Service and Systems Integration segment was founded in 1970, and has offices in the U.S., U.K. and Germany. Modcomp provides solutions and services for complex IT environments including storage and servers, unified communications solutions, IT security solutions and consulting services. More information about CSP is available on the company's website at www.cspi.com.

To learn more about MODCOMP, Inc., consult www.modcomp.com.

Safe Harbor
The Company wishes to take advantage of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995 with respect to statements that may be deemed to be forward-looking under the Act. Such forward-looking statements may include, but are not limited to, activity related to E2D Lot 1 of full-rate production and we have received a request for quotes for parts. We expect to ship parts for

Exhibit 99.1

five planes in the current fiscal year and receive royalties in fiscal 2014. The Company cautions that numerous factors could cause actual results to differ materially from forward-looking statements made by the Company. Such risks include general economic conditions, market factors, competitive factors and pricing pressures, and others described in the Company's filings with the SEC. Please refer to the section on forward-looking statements included in the Company's filings with the Securities and Exchange Commission.

Exhibit 99.1

CSP INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	March 31, 2013	September 30, 2012
Assets
Current assets:
Cash and short-term investments	$15,291	$20,493
Accounts receivable, net	20,312	12,145
Officer life insurance settlement receivable	—	2,172
Inventories	4,516	6,276
Other current assets	4,573	3,620
Total current assets	44,692	44,706
Property, equipment and improvements, net	1,247	991
Other assets	5,466	5,369
Total assets	$51,405	$51,066

Liabilities and Shareholders’ Equity
Current liabilities	18,592	18,168
Pension and retirement plans	9,108	9,431
Non-current liabilities	447	426
Shareholders’ equity	23,258	23,041
Total liabilities and shareholders’ equity	$51,405	$51,066

Exhibit 99.1

CSP INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)

	For the three months ended,		For the six months ended,
	March 31, 2013	March 31, 2012	March 31, 2013	March 31, 2012
Sales:
Product	$19,537	$12,125	$34,842	$27,279
Service	6,286	6,904	11,851	12,843
Total sales	25,823	19,029	46,693	40,122

Cost of Sales:
Product	15,676	10,610	28,900	23,375
Service	4,380	3,704	7,849	7,209
Total cost of sales	20,056	14,314	36,749	30,584

Gross profit	5,767	4,715	9,944	9,538

Operating expenses:
Engineering and development	380	474	824	857
Selling, general & administrative	4,165	3,572	7,725	7,248
Total operating expenses	4,545	4,046	8,549	8,105

Operating income	1,222	669	1,395	1,433

Other income (expense), net	(25)	(36)	34	(70)

Income before income taxes	1,197	633	1,429	1,363
Provision for income taxes	457	191	574	460

Net income	$740	$442	$855	$903

Net income attributable to common stockholders	$724	$434	$838	$888

Income per share - basic	$0.21	$0.13	$0.25	$0.26
Weighted average shares outstanding - basic	3,375	3,363	3,369	3,360

Income per share - diluted	$0.21	$0.13	$0.25	$0.26
Weighted average shares outstanding - diluted	3,424	3,401	3,416	3,398